Form of RSU Agreement
MGP INGREDIENTS, INC.
2024 EQUITY INCENTIVE PLAN
Restricted Stock Unit Award Agreement

In accordance with and subject to the terms and restrictions set forth in the MGP Ingredients, Inc. 2024 Equity Incentive Plan (the “Plan”), and this Agreement, MGP Ingredients, Inc., a Kansas corporation (the “Company”), hereby grants to the participant named below (“Participant”) the number of Restricted Stock Units (“RSUs”) set forth below:

Name of Participant: [_______________________]
Number of Restricted Stock Units: [_______]	Grant Date: __________, 20__

NOW, THEREFORE, the Company and Participant hereby agree to the following terms and conditions:
1.Definitions. Unless otherwise defined in this Agreement, defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
2.Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.Grant of RSUs. Pursuant to action of the Board, as of the Grant Date identified above, the Company awards to Participant the number of RSUs identified above; provided, however, that an RSU hereby awarded is nontransferable by Participant. The RSUs are subject to all of the terms and provisions of the Plan, which is incorporated herein by reference.
4.Dividend Equivalents. The Company hereby grants to Participant, with respect to each RSU, a right to payment equivalent to the ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable RSU is settled, forfeited or otherwise expires (“Dividend Equivalents”), as if each RSU were instead an outstanding Share owned by Participant. The Dividend Equivalent payments shall be made at the same time, in the same form and in the same manner as dividends are paid to the holders of Shares of the Company, subject to any applicable tax withholding. Payments made in accordance with this Section 4 shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of vesting and the designation of time and form of payments required by Section 409A.
5.Vesting of RSUs and Settlement of Shares; Fractional Shares.
(a)Provided that Participant provides Continuous Service, [VESTING SCHEDULE]. Subject to the provisions of the Plan and this Agreement, Participant’s vested RSUs will be settled through the issuance of Shares following each Vesting Date, provided the RSUs have not been forfeited prior to such date in accordance with Section 6. The issuance of Shares will be made on, or no later than 45 days following, the Vesting Date. Any Shares issued shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 8 or any applicable law, rule, or regulation.

(b)In the event Participant is vested in a fractional portion of an RSU (a “Fractional Portion”), such Fractional Portion will not be converted into a Share or issued to Participant. Instead, the Fractional Portion will remain unvested (and unconverted) until the final Vesting Date for the RSUs; provided, however, if Participant vests in a subsequent Fractional Portion prior to the final Vesting Date for the RSUs and such Fractional Portion taken together with a previous Fractional Portion accrued by Participant under this Award would equal or exceed a whole Share, then such Fractional Portions will be converted into one Share; provided, further, that following such conversion, any remaining Fractional Portion will remain unvested and unconverted. By way of example, an award of 11 RSUs would result in the following vesting schedule: Year 1: 3 shares (3.667 rounds down to 3 shares); Year 2: 4 shares (3.667 + .667 unvested from Year 1 = 4.33, which rounds down to 4), Year 3: 4 shares (3.667 + .33 unvested from Year 2). Upon the final Vesting Date, the Company will not issue fractional Shares, but the Company will make a cash payment in lieu of a fractional Share in an amount equal to the Fair Market Value of such fractional Share as of the day immediately preceding the date of the issuance of the Share.
(c)Notwithstanding any other provision of this Agreement, the Plan, provisions of other agreements, or other compensation and benefits plans of the Company, any payments due under this Agreement upon or in connection with a Participant’s Separation from Service that are subject to the provisions of Section 409A shall be deferred and paid (or commence, as the case may be) until the first day on which such payments may be made without subjecting Participant to taxation pursuant to the provisions of Section 409A.
6.Forfeiture. Prior to any Vesting Date, if Participant’s employment with the Company, or an Affiliate thereof, is terminated, other than by reason of an exception described in Section 7, then any RSUs which have not yet vested shall be forfeited by Participant and Participant shall thereafter have no right, title or interest whatever in such forfeited RSUs. Also, following the issuance of any Shares following the Vesting Date (or earlier or later issuance date hereunder), the underlying RSUs pursuant to which an issuance of Shares has occurred shall be cancelled.
7.Exception to Forfeiture and Settlement Date in Event of Death, Disability, Retirement, or Qualifying Termination Following a Change in Control.
(a)To the extent provided by this Section 7, no forfeiture of any RSUs shall occur if Participant’s Separation from Service as an employee is on account of Disability, death, or Retirement. “Retirement” for purposes of this Agreement shall mean Participant’s Separation from Service with the Company or an Affiliate at least one (1) year following the Grant Date and on or after the date Participant attains the age of 60 and completes five (5) years of service with the Company or an Affiliate.
(b)If the Participant incurs a Disability, or dies, the Vesting Date shall be accelerated to and be deemed to be the date of the death or Disability. Settlement of the Shares shall be made as soon as practicable after such accelerated Vesting Date but in no event more than 90 days following the date of death or Disability. No transfer by will or by laws of descent and distribution of any Shares which vest by reason of Participant’s death shall be effective to bind the Company, unless the Company shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Company may deem necessary to establish the validity of the transfer.
(c)If Participant’s Separation from Service occurs on account of Retirement, Participant’s right to have the RSUs settled through the issuance of Shares shall “vest” at the time of such Retirement. However, no accelerated issuance of the Shares shall be made at the time of such Retirement. Rather, the issuance of Shares shall be made on the original Vesting Dates as if Participant had remained employed through each such date.
(d)Vesting and Payment Upon Qualifying Termination Following a Change in Control. In the event that the vesting of this Award is not subject to acceleration pursuant to Section 12(b)(2) of the Plan, and Participant experiences a Qualifying Termination within 18 months following a Change in Control, all outstanding RSUs shall become vested at the time of such Qualifying Termination and shall be settled with either payment of cash or Shares or some combination of cash or Shares equaling the Fair Market Value of the outstanding RSUs, all within 90 days of such Qualifying Termination.

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For purposes of this Section 7.d, “Qualifying Termination” means Participant’s: (a) involuntary Separation from Service by the Company without Cause (but not as a result of Participant’s death or Disability); or (b) voluntary Separation from Service by Participant as a result of Good Reason.
For purposes of this Section 7.d, “Cause” and “Good Reason” shall have the same definitions provided in any employment agreement or severance agreement applicable to Participant, or in the absence of such an applicable agreement, the MGP Ingredients, Inc. Executive Severance Plan, if Participant is an eligible participant in such severance plan.
In the absence of any such applicable definition of “Cause” or “Good Reason,” the following definitions shall apply:
“Cause” means Participant’s:
(1)failure to substantially perform his or her duties after reasonable notice and opportunity to cure such failure to perform (other than any such failure resulting from incapacity due to physical or mental illness);
(2)failure to comply with any valid and legal directive of the Board or the person to whom Participant reports;
(3)engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its Affiliates;
(4)embezzlement, misappropriation or fraud, whether or not related to Participant’s employment with the Company;
(5)conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs Participant’s ability to perform services for the Company or results in reputational or financial harm to the Company or its Affiliates;
(6)material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or
(7)engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.
“Good Reason” means the occurrence of any of the following:
(1)Participant is either (i) not offered a position of equal or greater responsibility immediately after the Change in Control as compared to Participant’s position immediately prior to the Change in Control or, (ii) following the Change in Control, demoted to a position of materially lower responsibility than that position originally offered and accepted by Participant in connection with the Change in Control;
(2)At least a 15% decrease in Participant’s total direct compensation, which is composed of annual base salary, target annual incentives and target long-term incentives, and excludes all other employee benefits, immediately after the Change in Control as compared with Participant’s total direct compensation in effect immediately prior to the Change in Control; or

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(3)Participant is required to relocate Participant’s principal place of employment by more than 75 miles;
provided, however, in no event shall there be Good Reason unless Participant has provided written notice to the Corporate Secretary of the Company or to the head of the human resources department of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances, if curable. If Participant does not terminate his or her employment for Good Reason within 90 days after the first occurrence of the applicable grounds, then Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.
8.Restrictions on Grant of the RSUs and Issuance of Shares. The grant of the RSUs and issuance of Shares upon settlement of the vested RSUs shall be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities, including requirements as amended after grant of the RSUs. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares subject to the RSU shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the RSUs, the Company may require Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
9.Tax Withholding. Subject to the rights and limitations under the Plan, at the time of any settlement of Shares relating to vested RSUs, or any earlier time as necessary to comply with applicable tax laws, Participant hereby authorizes withholding from the RSUs such number of Shares, valued at their Fair Market Value on the date so used, as may be required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the vesting of the RSUs or the issuance of Shares in settlement thereof. The Company shall reduce the number of Shares issued to Participant on the Vesting Date (or any earlier settlement date) by the number of Shares required to cover the tax withholding as of such date, such Shares to be valued at their Fair Market Value on the applicable valuation date for tax purposes. The Company shall have no obligation to deliver Shares until the tax withholding obligations of the Company have been satisfied by Participant.
10.Restriction on Transfer. Participant may not sell, assign, transfer, pledge, hypothecate, or otherwise dispose of any RSUs to any other person or entity prior to the issuance of Shares upon settlement of the vested RSUs, other than a transfer upon Participant’s death in accordance with Participant’s will, or by the laws of descent and distribution. Any disposition or purported disposition made in violation of this Section 10 shall be null and void, and the Company shall not recognize or give effect to such disposition on its books and records. Following any such transfer, the RSUs shall continue to be subject to the same terms and conditions that were applicable to the RSUs immediately prior to their transfer.
11.Employment. This Agreement shall not give Participant any right to continued employment with the Company or any Affiliate, and the Company or any Affiliate employing Participant may terminate such employment or otherwise treat Participant without regard to the effect it may have upon Participant or any RSUs under this Agreement.
12.Covenants. Participant acknowledges that Participant’s agreement to this Section 12 is a key consideration for the Award made under this Agreement. Participant hereby agrees to abide by the covenants set forth in this Section 12. For purposes of this Section 12, the “Company” includes all Affiliates.

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(a)Covenant Against Solicitation of Employees. Participant acknowledges and agrees that, during the period of Participant’s employment and for two (2) years after his or her Separation from Service, regardless of whether termination is voluntary or involuntary, Participant will not directly or indirectly: (a) recruit, solicit, or otherwise induce any employee of the Company to leave the employment of the Company or to become an employee of or otherwise be associated with Participant or any company or business with which Participant is or may become associated; or (b) hire any employee of the Company as an employee or otherwise in any company or business with which Participant is or may become associated.
(b)Covenant Against Solicitation of Customers. During the period of Participant’s employment and for two (2) years after his or her Separation from Service, regardless of whether termination is voluntary or involuntary, Participant acknowledges and agrees that he or she will not, directly or indirectly, on his or her own behalf or on behalf of any other person or entity, solicit or enter into any arrangement with any person or entity that is, at the time of the solicitation, a customer of the Company for purposes of engaging in any business transaction of the nature performed by the Company, or contemplated to be performed by the Company, provided that this section 12(b) shall only apply to any customer to which, within twenty-four (24) months prior to Participant’s last day of employment with the Company, Participant: (a) provided products or services in connection with his or her employment for the Company; (b) provided written proposals about products or services in connection with his or her employment for the Company; or (c) possessed Confidential Information.
(c)Covenant Against Disclosure of Confidential Information. Participant acknowledges and agrees that it has entered into that certain Acknowledgement and Agreement Regarding Confidentiality and Nonsolicitation Obligations and Code of Conduct (the “Acknowledgment and Agreement”) and hereby covenants and agrees to abide by the terms of that agreement.
(d)Covenant Regarding Company Property. Participant acknowledges and agrees that as between Participant and the Company, all “Confidential Information” (as that term is defined in the Acknowledgement and Agreement and as it may be amended from time to time) is the sole and exclusive property of the Company and the Company’s nominee(s) or assign(s). Participant hereby assigns and agrees to assign to the Company any rights Participant may have or may acquire in such Confidential Information.
In the event that Participant conceives or develops, in whole or in part, any inventions, discoveries, ideas, concepts, strategies, plans, processes, systems, products, services, know-how, technology, writings, expressions, designs, artwork, graphics, names, or other proprietary developments while employed by the Company that (a) directly or indirectly relate in any way to or arise out of Participant’s job responsibilities or the performance of the duties or assigned tasks of Participant with the Company; or (b) directly or indirectly relate or pertain in any way to the existing or reasonably anticipated business, products, services, or other activities of the Company; or (c) were otherwise conceived or developed, in whole or in part, using Company time or materials or based upon Confidential Information (collectively, the “Developments”), all right, title, and interest in and to the Developments including, without limitation, all patent, copyright, trademark, trade secret and other proprietary rights therein shall become the sole and exclusive property of the Company or the Company’s nominee(s) or assign(s). Participant acknowledges that any Developments subject to copyright protection shall be considered “works-for-hire” on behalf of the Company as such term is defined under the copyright laws of the United States. All right, title and interest in such Developments or components thereof shall automatically vest in the Company and the Company shall be the author and exclusive owner thereof including, without limitation, all copyrights (and renewals and extensions thereof), merchandising and allied, ancillary and subsidiary rights therein. To the extent that any of the Developments, or any portion thereof, may not qualify as a work-for-hire or for copyright protection, Participant hereby irrevocably assigns and agrees to assign in the future all right, title, and interest in and to the Developments to the

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Company or the Company’s nominee(s) or assign(s), including, without limitation, all patent, copyright, trademark, trade secret and any and all other proprietary rights therein.
Participant will keep and maintain adequate and current written records of the conception and development of Developments in the form of notes, sketches, drawings, reports or other documents relating thereto, which records shall be and shall remain the sole and exclusive property of the Company and shall be available to the Company at all times.
Participant further agrees to execute and deliver all documents and do all acts that the Company shall deem necessary or desirable to secure to the Company or its nominee(s) or assignee(s) the entire right, title and interest in and to the Confidential Information and Developments, at the Company’s expense. Participant further agrees to cooperate with the Company as reasonably necessary to maintain or enforce the Company’s rights in the Confidential Information and Developments.
In the event Participant’s employment terminates, Participant shall promptly deliver to the Company the originals and all copies of all Confidential Information, Developments and other materials and property of any nature belonging to the Company and obtained during the course of, or as a result of, Participant’s employment with the Company. In addition, upon such termination, Participant shall not remove from the premises of the Company any of its documents or property.
(e)Non-Disparagement. Participant agrees, that after his or her Separation from Service, Participant will not disparage the Company or any of its directors, officers, executives, employees, agents or other Company representatives (“Related Parties”), or make or solicit any comments to the media or others that may be considered derogatory or detrimental to the good business name or reputation of the Company or Related Parties. This clause has no application to any communications with the Equal Employment Opportunity Commission or any state or local agency responsible for investigation and enforcement of discrimination laws.
(f)Reasonableness; Modifications. Participant agrees that the covenants contained in this Section 12 are necessary to protect the Company’s legitimate and protectable business interests, including without limitation the misuse or inappropriate disclosure of the Company’s trade secrets and confidential information, and are reasonable with respect to their duration and scope. Participant acknowledges and agrees that a breach or threatened breach by Participant of his or her obligations under this Section 12 would give rise to irreparable harm to the Company for which monetary damages would not be an adequate remedy. If, at the time of enforcement of this Section 12, a court holds that any restriction identified herein is unreasonable under the circumstances then existing, the Company and Participant agree that such restriction shall be modified by the court such that the maximum period or scope legally permissible under such circumstances will be substituted for the period or scope identified herein.
(g)Remedies.
(1)Notwithstanding anything herein to the contrary, if Participant violates any provision of this Section 12:
A.Participant shall forfeit all rights to payments or benefits under the Plan and this Agreement, and all unvested RSUs, and any vested but not yet settled RSUs shall be forfeited; and
B.the Committee may require Participant to return Shares received pursuant to this Agreement or repay to the Company an amount up to the current value of Shares received pursuant to this Agreement.

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(2)The remedies provided in Section 12(g)(1) shall be without prejudice to the rights of the Company to recover any losses resulting from the applicable conduct of Participant, and shall be in addition to any other remedies the Company may have resulting from such conduct. If a breach or a threatened breach by Participant of any such obligations occurs, the Company will, in addition to any and all other rights and remedies that may be available at law, in equity or otherwise in respect of such breach, (A) be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to (i) post a bond or other security, or (ii) prove actual damages or that monetary damages will not afford an adequate remedy; and (B) subject to applicable law, the Company shall have the right to offset the amount of damages against any amounts otherwise owed to Participant by the Company (including, but not limited to, wages or other compensation, vacation pay, fringe benefits or pursuant to any other compensatory arrangement).
(h)Survival. Participant’s obligations in this Section 12 shall survive and continue beyond settlement of all Awards under the Plan and any termination or expiration of this Agreement for any reason.
(i)Tolling. The restricted period for each of the covenants in this Agreement shall be tolled during (a) any period(s) of violation that occur during the original restricted period; and (b) any period(s) of time required by litigation to enforce the covenant (other than any periods during which Participant is enjoined from engaging in the prohibited activity and is in compliance with such order of enjoinment) provided that the litigation is filed within one year following the end of the two-year period immediately following the cessation of employment.
(j)Limitations. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Agreement prohibits Participant from (a) reporting possible violations of federal or state law or regulation to any government agency or entity, including the EEOC, DOL, Department of Justice, Securities and Exchange Commission, Department of Defense, Congress, and any agency Inspector General (“Governmental Agencies”), (b) communicating with any Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company, or (c) making other disclosures that are protected under the whistleblower provisions of applicable law. Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
13.Other Benefit and Compensation Programs. Neither the RSUs nor the Shares into which the RSUs are settled shall be deemed a part of Participant’s regular, recurring compensation for purposes of the termination, indemnity, or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other Participant benefit plan, contract, or similar arrangement provided by the Company or any Affiliate unless expressly so provided by such other plan, contract, or arrangement, or unless the Committee determines that the RSUs, or a portion thereof, should be included to accurately recognize that the RSU grant has been made in lieu of a portion of competitive cash compensation, if such is the case.
14.Rights as a Stockholder, Director, Participant, or Consultant. Participant shall have no rights as a stockholder with respect to any Shares which may be issued in settlement of this grant until the date of the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company or, if elected by the Company, the book entry representing such Shares. No adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date such entry is made on the books, as applicable, except as determined in the discretion of the Committee.

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15.Legends. The Company may at any time place legends or notations on the respective book entries, as applicable, referencing any applicable federal, state or foreign securities law restrictions on all book entries representing Shares issued pursuant to this Agreement.
16.Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising under this Agreement or the Plan shall be binding and conclusive upon the Company, any Affiliate and Participant. In the event that there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern and control.
17.Book Entry. Any book entry for the Shares as to which the RSUs are settled, if issued by the Company, shall be registered in the name of Participant, or, if applicable, in the names of the heirs of Participant.
18.WAIVER OF JURY TRIAL. PARTICIPANT KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, ACTION OR CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT.
19.Choice of Forum and Jurisdiction. Participant and the Company agree that any proceedings to enforce the obligations and rights under this Agreement must be brought in the Kansas District Court located in Atchison County, Kansas, or in the United States District Court for the District of Kansas in Kansas City, Kansas. Participant agrees and submits to personal jurisdiction in either court. Participant and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Participant and the Company.
20.Attorney’s Fees. Participant and the Company agree that in the event of litigation to enforce the terms and obligations under this Agreement, the party prevailing in any such cause of action will be entitled to reimbursement of reasonable attorney’s fees.
21.Miscellaneous. This Agreement is entered into pursuant to the Plan and is subject to all of the terms and conditions contained in the Plan. By acceptance hereof, Participant agrees and accepts this Agreement subject to the terms of the Plan. This Agreement shall be binding upon and inure to the benefit of any successor of the Company. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas. This Agreement contains all terms and conditions with respect to the subject matter hereof and no amendment, modification or other change hereto shall be of any force or effect unless and until set forth in a writing executed by Participant and the Company.
22.Compensation Recovery Policy. This Award of Restricted Stock Units and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation forfeiture or recovery policy adopted by the Board or the Committee, including but not limited to, a policy adopted in response to the requirements of Section 10D of the Exchange Act, the Securities and Exchange Commission’s final rules thereunder, any listing rules of any national securities exchange on which the Company’s shares of Stock are then listed, other rules and regulations implementing the foregoing, or as otherwise required by law or stock exchange rules, as such policy or policies may be in effect from time to time.
23.Acknowledgement of Covenants and Waivers.
(a) By signing below, Participant agrees to all of the terms and conditions contained in this Agreement and in the Plan document. Participant acknowledges that Participant has received and reviewed this Agreement and that a copy of the Plan is available for review, and these documents set forth the entire agreement between Participant and the Company regarding this Award of Restricted Stock Units.

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(b)Participant understands that by signing this Agreement, Participant agrees to all of its terms, including, but not limited to, the covenants set forth in Section 12, the Choice of Forum and Jurisdiction set forth in Section 19, and the Waiver of Jury Trial set forth in Section 18 of this Agreement.
(c)MGP INGREDIENTS, INC.
(d)

By:
Name: ___________________________
Title:_____________________________

PARTICIPANT:

Name: ___________________________

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